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                        CHILEAN ADMINISTRATION AGREEMENT

                                                                November 4, 1997

CELFIN Administradora de Fondos
de Inversion de Capital Extranjero S.A.
Apoquindo 3721, Piso 19
Santiago, Chile

Dear Sirs:

            The Emerging Markets Infrastructure Fund, Inc. (the "Company"), a corporation organized under the laws of the state of Maryland and BEA Associates ("BEA"), a general partnership formed under the laws of the state of New York, each herewith confirms its agreement with CELFIN Administradora de Fondos de Inversion de Capital Extranjero S.A. (the "Chilean Administrator"), a limited liability company organized under the laws of Chile, regarding administration services to be provided by the Chilean Administrator to the Company as follows:

            1.     INVESTMENT DESCRIPTION; APPOINTMENT

            The Company desires to employ its capital by investing and reinvesting (a) in investments of the kind and in accordance with the limitations specified in (i) the Company's Articles of Incorporation, as amended from time to time (the "Articles"), and (ii) the Company's Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the "Registration Statement") and (b) in such manner and to such extent as may from time to time be approved by the Company's Board of Directors. Copies of the Registration Statement and the Articles have been or will be submitted to the Chilean Administrator. The Company agrees to provide copies of all amendments to the Registration Statement and the Articles to the Chilean Administrator on an on-going basis. The Company and BEA desire to employ and hereby appoint the Chilean Administrator to act as Chilean administrator for the Company with respect to investments in Chile. The Chilean Administrator accepts this appointment and agrees to furnish the services described herein for the compensation set forth below.

            2.     SERVICES AS CHILEAN ADMINISTRATOR

            Subject to the supervision and direction of the Board of Directors of the Company and of BEA, the Chilean Administrator is responsible for all administrative functions in Chile with respect to the Company and will perform various services for the Company including (a) maintaining the general ledger and other books and records of the Company, preparing financial statements required pursuant to Chilean law and regulations, and making necessary accounting filings with Chilean

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authorities as required by law, (b) making applications to the Central Bank of
Chile for remittances of monies outside Chile, (c) withholding Chilean taxes due on amounts remitted abroad on account of dividends, interest and net realized capital gains or otherwise, (d) acting as the Company's representative in Chile pursuant to the regulations contained in Article 12 of Chilean Law No. 18,657 and (e) providing clerical assistance in connection with Chilean investments. The Chilean Administrator may subcontract any or all of such services, except for those described in (d), to a third party.

            3.     COMPENSATION

            (i)(a) In consideration of services rendered pursuant to this Agreement, the Company will pay the Chilean Administrator within five business days after the end of the calendar quarter during which the Effective Date (as defined below) occurs and within five business days after the end of the next calendar quarter thereafter a fee for the previous quarter computed at an annual rate of .10% of the Company's average weekly net assets invested in Chile during the quarter. Thereafter, during the first three calendar quarters of each year, the Company will pay the Chilean Administrator a fee for the previous quarter equal to a fee computed at an annual rate of .10% of the Company's average weekly net assets invested in Chile during the quarter. In the fourth calendar quarter of each year, the Company will pay the Chilean Administrator a fee equal to the greater of (i) a fee computed at the annual rate of .10% of the Company's average weekly net assets invested in Chile during the quarter or (ii) 1,300 UFs less the aggregate amount paid in the previous three calendar quarters. In addition, the Chilean Administrator will be reimbursed by the Company for any expenses, up to 500 UFs annually, reasonably incurred in connection with the performance of services required by this Chilean Administration Agreement (other than the accounting services described in clause (a) of paragraph 2 hereto). For purposes of this Agreement, amounts owing in Chilean pesos will be calculated at the "dolar observado" rate on the date of payment or, if such rate ceases to exist in Chile, at an exchange rate commonly utilized in lieu of the "dolar observado" rate.

            (b) In consideration of the accounting services rendered pursuant to clause (a) of paragraph 2, the Company will pay the Chilean Administrator within five business days after the end of the calendar quarter during which the Effective Date occurs and within five business days after the end of each calendar quarter thereafter a fee of 51.33 UFs.

            The UF value utilized will be its value on the date of payment or, if UFs cease to exist, amounts owing under this Agreement will be calculated using an exchange rate commonly utilized in lieu thereof or any one which reflects the Chilean inflation rate. The fee for the period from the date of this agreement (the "Effective Date") to the end of the first calendar


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quarter in which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full quarterly period.

            (c) Upon any termination of this Agreement before the end of any quarter, the fees for such part of a quarter shall be prorated according to the proportion which such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Chilean Administrator, the value of the Company's net assets shall be computed at the times and in the manner specified in the Registration Statement as from time to time in effect.

            (ii) In addition to the compensation set forth above, the Company will pay to the Chilean Administrator a fee of .15% of the principal value of each trade executed on behalf of the Company in the stock exchanges, subject to compliance in all respects with the Company's procedures under Rule 17e-1 of the Investment Company Act of 1940, as amended; provided that this fee shall not be payable in respect to any particular trade if a stockbroker's fee or any other brokerage commission is payable by the Company to any other person with respect to such trade. This fee shall be paid on a monthly basis unless the Chilean Administrator shall have provided timely notice of its intent to be paid on a per trade basis, in which event such fee shall be paid after the settlement of each trade. The Chilean Administrator hereby agrees that it shall be solely responsible for paying any fees or brokerage commissions due and payable with respect to transactions executed on behalf of the Company in respect of which it has received payment under this clause (ii).

            4.     EXPENSES

            Except as proved in paragraph 3(i) above, the Chilean Administrator will bear all expenses in connection with the performance of its services under this Agreement, including the payment of fees to any subcontractor retained by it to perform services undertaken by the Chilean Administrator pursuant to this Agreement. The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage costs and commissions and stock exchange fees and the related Chilean value added tax; fees of directors of the Company who are not officers, directors, or employees of BEA, any investment sub-adviser to the Fund, or any of their affiliates; Securities and Exchange Commission fees, state Blue Sky qualification fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders' reports and


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meetings of the shareholders of the Company and of the officers or Board of
Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses.

            5.     STANDARD OF CARE

            The Chilean Administrator shall exercise its best judgment in rendering the services listed in paragraph 2 above. The Chilean Administrator shall be responsible for its own negligent failure to perform its duties under this Agreement.

            6.     TERM OF AGREEMENT

            This Agreement shall become effective as of the Closing Date and shall continue unless terminated on 60 days' written notice by the Board of Directors of the Company or upon 90 days' written notice by the Chilean Administrator.

            7.     ENTIRE AGREEMENT

            This Agreement constitutes the entire agreement between the parties hereto.

            8.     GOVERNING LAW.

            This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

            9.     COUNTERPART.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.


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            If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                         Very truly yours,

                                         THE EMERGING MARKETS
                                          INFRASTRUCTURE FUND, INC.

                                         By:____________________________________
                                            Name:
                                            Title:

                                         BEA ASSOCIATES

                                         By:____________________________________
                                            Name:
                                            Title:

Accepted:

CELFIN ADMINISTRADORA DE FONDOS DE
INVERSION DE CAPITAL EXTRANJERO S.A.

By:
   Name:
   Title:


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